Exhibit 23.5

We hereby consent to the incorporation by reference in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, 333-183911 and 333-261600), of our report dated March 23, 2021, relating to the audited financial statements of Llano Energy LLC, which comprise the balance sheets of Llano Energy LLC as of December 31, 2020 and 2019, the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements, that appear in, and/or are incorporated by reference in, the Current Report on Form 8-K/A of U.S. Energy Corp., as filed with the Securities and Exchange Commission on March 1, 2022.

/s/ HoganTaylor LLP
Oklahoma City, Oklahoma

March 1, 2022